================================================================================


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


                        Date of Report: December 22, 2003
              (Date of Earliest Event Reported: December 10, 2003)




                               EL PASO CORPORATION
             (Exact name of Registrant as specified in its charter)


           Delaware                       1-14365                76-0568816
(State or other jurisdiction of   (Commission File Number)    (I.R.S. Employer
 incorporation or organization)                              Identification No.)


                                El Paso Building
                              1001 Louisiana Street
                              Houston, Texas 77002
               (Address of principal executive offices) (Zip Code)


        Registrant's telephone number, including area code (713) 420-2600

================================================================================

ITEM 5. OTHER EVENTS AND REGULATION FD DISCLOSURE

         On December 15, 2003, we announced our long-range plan for the company. Following the announcement of the plan, several events have occurred as a result of an analysis of the plan and in connection with our short-term achievement of some of the goals outlined under the plan. This Current Report on Form 8-K discusses those and other updating events.

Rating Downgrade by Standard & Poor's

         On December 15, 2003, citing risks associated with the execution of our long-range plan, Standard & Poor's downgraded the company's corporate credit rating from B+ to B while holding its outlook on El Paso at negative. S&P also downgraded its rating of our senior unsecured debt from B to B- and our preferred stock from CCC+ to CCC.

Divestiture of our LNG business

         On December 17, 2003, we sold the assets and intellectual property related to our Energy Bridge LNG business to Excelerate Energy, LLC, as well as terminated a $120 million Letter of Credit obligation to Exmar NV. The letter of credit was initially entered into in connection with ships being constructed for use in our then developing LNG business.

         Under the agreement with Excelerate, we paid Excelerate approximately $75 million, consisting of $90 million to terminate the letter of credit with Exmar in favor of Excelerate, offset by $15 million paid to us by Excelerate for the assets and intellectual property rights of our LNG business. We will be required to pay an additional $5 million to Excelerate if certain conditions are not met. With this transaction, we will have substantially terminated all of our obligations with respect to our LNG business, and as a result of these transactions, we expect to incur a fourth quarter charge of approximately $75 million.

Announced Debt Reductions

         On December 17, 2003, we gave irrevocable notice to the holders of our Mustang term loan to redeem all amounts outstanding under that loan. The outstanding balance of $414 million will be paid from existing cash on December 23, 2003 and will free up a significant amount of assets that collateralized that financing arrangement, including approximately $90 million of cash on deposit in restricted accounts, our ownership of Colorado Interstate Gas Company and oil and natural gas properties. Subsequent to the retirement of the term loan, our ownership interests in Colorado Interstate Gas Company will continue to be pledged to the lenders under our revolving credit agreement.

         On December 19, 2003, we redeemed the preferred securities held by a third party in our Coastal Securities subsidiary for approximately $100 million. This redemption was accomplished with existing cash.

Western Energy Settlement Developments

         On December 10, 2003, the California Superior Court in San Diego County issued its order approving the Master Settlement Agreement related to our Western Energy Settlement. If that order is not appealed, it will become final by the middle of February 2004, permitting the Western Energy Settlement to become effective at that time.

Assignment of Elba Island Contractual Rights

         On December 22, we announced we had assigned the contractual rights to all of our upstream and downstream gas purchase and gas sales contracts at the Elba Island LNG terminal to BG LNG Services, LLC and BG Gas Marketing LTD. As part of the overall transaction, we also released our long-term capacity rights at the Elba facility to BG LNG Services. The total consideration for the transaction was $127 million, of which $77 million has been received. The remaining $50 million is conditioned upon events affecting gas off-take arrangements.

         A copy of our press release related to this announcement is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.


                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                           EL PASO CORPORATION



                                           By:      /s/ JEFFREY I. BEASON
                                              ----------------------------------
                                                       Jeffrey I. Beason
                                                    Senior Vice President
                                                        and Controller
                                                (Principal Accounting Officer)

Dated:  December 22, 2003

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

         (c) Exhibits.

             EXHIBIT
             NUMBER         DESCRIPTION
             -------        -----------
               99.1         Press Release dated December 22, 2003.